Exhibit 1.2
                       ASSUMPTION AGREEMENT

     This Assumption Agreement is entered into as of the 23rd day of May 1995 by WERTHEIM SCHRODER & CO., INC., a Delaware corporation ("Wertheim"), and is agreed to and accepted by VALERO ENERGY CORPORATION, a Delaware corporation ("Valero").

     Whereas, Valero wishes to sell from time to time its notes registered under that registration statement on Form S-3 (Reg. No. 33-56441) (the "Notes") pursuant to an indenture dated as of March 30, 1992 as amended by the First Supplemental Indenture dated as of March 13, 1995 (as it may be supplemented and amended from time to time, the "Indenture"), between Valero and Bankers Trust Company, as trustee; and

     Whereas, Valero has appointed certain agents for the issuance and sale of the Notes, and accordingly has entered into that certain Distribution Agreement dated as of March 13, 1995, as amended by Amendment No. 1 to Distribution Agreement (as it may be supplemented or amended from time to time, the "Distribution Agreement"), between Valero, Lehman Brothers Inc., Salomon Brothers Inc, and BT Securities Corporation, as agents; and

     Whereas, Valero wishes to appoint Wertheim as an Agent of Valero for the solicitation and receipt of offers to purchase not greater than $10 million of Notes; and

     Whereas, Section 2(a) of the Distribution Agreement requires any Additional Agent appointed by Valero to execute the Distribution Agreement and become a party thereto;

     Now, Therefore, in consideration of the mutual promises of the parties and other valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Appointment. Subject to the terms and conditions of the Distribution Agreement, Valero hereby appoints Wertheim as an Agent of Valero for the purpose of soliciting and receiving offers to purchase not greater than $10 million aggregate principal amount of Notes from Valero.

     2. Assumption of Distribution Agreement. By execution of this Assumption Agreement, Wertheim hereby assumes and accepts the terms of the Distribution Agreement and the Exhibits thereto and intends to be bound thereby as an agent of Valero to the same extent as any "Agent" as that term is defined in the Distribution Agreement. Wertheim acknowledges that the agency created by this instrument is limited to the appointment described in paragraph 1 above.

     3. Further Acts. In consideration of the approval and acceptance of Wertheim's appointment as an Additional Agent, Wertheim hereby agrees to execute and deliver any other instruments or documents that Valero or the other Agents may determine to be necessary or appropriate to effect the appointment made herein and to carry out the intent and purpose of this Assumption Agreement.


     4. Notices. Notices and copies of any Prospectus or amendment or supplement thereto (including any Pricing Supplement) required to be sent to Wertheim shall be forwarded as follows: Wertheim Schroder & Co., Inc., Equitable Center -- Third Floor, 787 Seventh Avenue, New York, New York 10019-6016, Attn: J. Randall Burwell, telephone: 212/492-6615, fax:
212/492-6527.

     5. Miscellaneous. This agreement and the obligations hereunder shall be binding on and inure to the benefit of the parties hereto and their successors and assigns. This agreement may not be modified or amended other than by a written agreement signed by the parties hereto. This Agreement may be executed in several counterparts, each of which shall be deemed an original, with all counterparts together constituting one and the same instrument.


     The parties hereby execute this Assumption Agreement as of the date written above:


                                   WERTHEIM SCHRODER & CO., INC.:

                                   By:    /s/ J. Randall Burwell
                                   Name:  J. Randall Burwell
                                   Title: Vice-President Capital Markets



                                   VALERO ENERGY CORPORATION:


                                   By:    /s/ Don M. Heep
                                   Name:  Don M. Heep
                                   Title: Senior Vice President